Exhibit 99.1

Natus Medical Reports Record Fourth Quarter and Full Year 2013 Earnings

  Reports record non-GAAP Q4 2013 EPS of $0.37
  Reports record non-GAAP Fiscal 2013 EPS of $1.03
  Achieves record 19.1% non-GAAP Operating Profit Margin in Fourth Quarter
  Increases full year 2014 non-GAAP EPS guidance

SAN CARLOS, Calif.--(BUSINESS WIRE)--January 29, 2014--Natus Medical Incorporated (NASDAQ: BABY) today announced financial results for the fourth quarter and full year ended December 31, 2013.

For the fourth quarter ended December 31, 2013, the Company reported revenue of $90.6 million, compared to $90.8 million in the fourth quarter of the 2012. Included in the Company’s 2012 fourth quarter revenues were $2.2 million of one-time shipments of proprietary product to CareFusion. Natus agreed to manufacture this product for CareFusion through a supply agreement that was part of the purchase of Nicolet. Net income for the quarter was a record $9.1 million, or $0.29 per diluted share compared with net income of $5.0 million, or $0.17 per diluted share, in the fourth quarter of 2012.

For the twelve months ended December 31, 2013, the Company reported revenue of $344.1 million, compared to $292.3 million reported in 2012. Net income was a record $22.9 million, or $0.74 per diluted share, compared with a net income of $3.9 million, or $0.13 per diluted share, for the twelve months ended December 31, 2012.

The Company reported record non-GAAP earnings per share of $0.37 per diluted share for the fourth quarter 2013, up 23% from the $0.30 per diluted share reported for the fourth quarter of 2012, and $1.03 per diluted share for the twelve months ended December 31, 2013, up 61% from the $0.64 per diluted share reported for the same period in the previous year.

The Company’s cash and cash equivalents increased $12 million to $56.1 million during the quarter while total debt was reduced by $10 million.

“I am very pleased to report our fourth quarter results. We exceeded our revenue and earnings guidance and achieved record profitability. Our non-GAAP operating profit margin of 19.1% was extremely satisfying. As a result, we have established a new long term annual non-GAAP operating profit margin goal of 20%,” said Jim Hawkins, President and Chief Executive Officer of the Company. “Our international revenues were higher than expected during the quarter with solid growth in the Pacific Rim and improving sales in Europe, while our domestic business remained stable.” continued Mr. Hawkins.

“The record 2013 results were highlighted by non-GAAP earnings growth of 61% to $1.03. Other major achievements include significantly improving operating margins, the successful integration of the Nicolet and Grass acquisitions and the reorganization of the Company into two business units – Neurology and Newborn Care,” Hawkins added. “Looking forward to 2014, we believe we are well positioned to continue to achieve solid earnings growth and increased cash generation.”

Financial Guidance

As previously announced, for the first quarter of 2014, the Company expects to report revenue of $82 million to $86 million and non-GAAP earnings per share of $0.21 to $0.24, an increase of 40% to 60% over the first quarter of 2013 non-GAAP earnings per share of $0.15.

The Company updated its non-GAAP earnings guidance for the full year 2014 and now expects to report non-GAAP earnings per share of $1.14 to $1.18, an increase from previous guidance of $1.12 to $1.16. Full year 2014 revenue guidance remained unchanged at $345 million to $350 million.

Use of Non-GAAP Financial Measures

The Company's non-GAAP results exclude amortization expense associated with certain acquisition-related intangibles, restructuring charges, and direct costs of acquisitions. The Company’s non-GAAP earnings guidance includes the impact of expensing employee share based compensation. All non-GAAP earnings per share amounts are on a diluted basis. A reconciliation between non-GAAP and GAAP financial measures is included on page 6 of this press release.

The Company believes that the presentation of results excluding these charges provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results. Therefore, the Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods.

The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today, January 29, 2014. Individuals interested in listening to the conference call may do so by dialing 1-866-318-8616 for domestic callers, or 1-617-399-5135 for international callers, and entering reservation code 68307031. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 1-888-286-8010 for domestic callers, or 1-617-801-6888 for international callers, and entering reservation code 18802636.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and balance and mobility disorders.

Additional information about Natus Medical can be found at www.natus.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include statements regarding the long term goal of 20% non-GAAP operating margins to, revenue and non-GAAP profitability in the fourth quarter and full year 2014, the impact of amortization expense associated with acquisition-related intangible assets and any expected restructuring charges. These statements relate to current estimates and assumptions of our management as of the date of this press release, and future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, the impact of adverse global economic conditions on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, risks associated with bringing new products to market and integrating acquired businesses, and our ability to fulfill product orders on a timely basis. Natus disclaims any obligation to update information contained in any forward looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2012, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Quarter Ended		Year to Date
	Dec. 31, 2013	Dec.31, 2012	Dec. 31, 2013	Dec.31, 2012

Revenue	$90,636	$90,821	$344,112	$292,280
Cost of revenue	37,563	39,575	142,081	128,812
Gross profit	53,073	51,246	202,031	163,468
	58.6%	56.4%	58.7%	55.9%
Operating expenses:
Marketing and selling	22,770	22,592	87,151	77,285
Research and development	7,699	8,122	32,073	29,966
General and administrative	8,480	11,757	48,528	50,963
Total operating expenses	38,949	42,471	167,752	158,214
Income from operations	14,124	8,775	34,279	5,254
Other income/(expense), net	(1,279)	(1,094)	(2,716)	(835)
Income before tax	12,845	7,681	31,563	4,419
Provision for income tax expense	3,716	2,664	8,685	536
Net income	$9,129	$5,017	$22,878	$3,883
Earnings per share:
Basic	$0.30	$0.17	$0.76	$0.13
Diluted	$0.29	$0.17	$0.74	$0.13

Weighted-average shares:
Basic	30,495	29,282	29,993	29,031
Diluted	31,458	29,974	30,821	29,837

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)
(in thousands, except per share amounts)

	Quarter Ended		Year to Date
	Dec. 31, 2013	Dec.31, 2012	Dec. 31, 2013	Dec.31, 2012
GAAP based results:

Income before provision for income tax	$12,845	$7,681	$31,563	$4,419

Non-GAAP adjustments:

Amortization of acquired intangibles:
Cost of revenue	611	740	2,972	2,503
Marketing and selling	621	542	2,642	2,005
Research and development	661	338	1,628	1,351

Intangible Asset Impairment Charges (M&S)	1,500	560	1,500	560
Restructuring charges (G&A)	(198)	716	1,822	9,627
Direct costs of acquisitions (G&A)	-	80	1,774	2,858
Accelerate ERP system depreciation (G&A)	-	-	-	902
Backlog FMV Adjustments (Marketing & Sales)	-	-	-	720
Inventory FMV adjustment (COGS)	-	342	-	968
Non-GAAP income before
provision for income tax	16,040	10,999	43,901	25,913

Income tax expense, as adjusted	4,369	2,142	12,204	6,910

Non-GAAP net income	$11,671	$8,857	$31,697	$19,003
Non-GAAP earnings per share:
Basic	$0.38	$0.30	$1.06	$0.65
Diluted	$0.37	$0.30	$1.03	$0.64

Weighted-average shares
used to compute
Basic non-GAAP earnings per share	30,495	29,282	29,993	29,031
Diluted non-GAAP earnings per share	31,458	29,974	30,821	29,837

GAAP Gross profit	53,073	51,246	202,031	163,468
Amortization of intangibles	611	740	2,972	2,503
Backlog FMV adjustment	-	342	-	968
Non-GAAP Gross Profit	53,684	52,328	205,003	166,939
Non-GAAP Gross Margin	59.2%	57.2%	59.6%	56.8%

GAAP Operating profit	14,124	8,775	34,279	5,254
Amortization of intangibles	3,393	2,180	8,742	6,419
Restructuring and other charges	(198)	1,138	3,596	15,075
Non-GAAP Operating profit	17,319	12,093	46,617	26,748
Non-GAAP Operating margin	19.1%	13.3%	13.5%	9.2%

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)

	December 31,	December 31,
	2013	2012
ASSETS	Q4-13	Q4-12

Current assets:
Cash and cash equivalents	$56,106	$23,057
Accounts receivable, net	82,110	89,960
Inventories	37,685	40,756
Other Current Assets	20,822	15,098
Total current assets	196,723	168,871

Property and equipment, net	23,295	26,512
Goodwill and Intangible assets	196,058	188,642
Other assets	10,324	7,828
Total assets	$426,400	$391,853

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$29,777	$32,537
Current debt	10,517	19,826
Accrued liabilities	26,692	32,938
Deferred revenue	12,946	13,305
Total current liabilities	79,932	98,606

Long-term liabilities:
Long-term debt, net	27,500	13,034
Other long-term liabilities	12,549	11,461
Total liabilities	119,981	123,101
Total stockholders’ equity	306,419	268,752
Total liabilities and stockholders’ equity	$426,400	$391,853

CONTACT:
Natus Medical Incorporated
Jonathan A. Kennedy, 650-802-0400
Sr. Vice President and Chief Financial Officer
InvestorRelations@Natus.com